Sentry Petroleum Appoints Highly Experienced Drilling and Operations Manager

Perth, Australia (March 28, 2011 – FSC) Sentry Petroleum Ltd. (OTCBB:SPLM) is pleased to announce excellent progress on the upcoming drilling program in ATP 862 and ATP 864. The Company has appointed Tim Green, as the company’s Drilling and Operations Manager. Mr. Green, who has over 30 years industry experience, has had a lustrous career with a wide range of companies including Texaco, Premier Oil and Enterprise Oil in a variety of worldwide locations. In recent years he has focused on coal seam gas exploration drilling. His experience and expertise will ensure that all aspects of drilling and testing during Sentry’s upcoming program meet and exceed company requirements.

President and CEO Dr. Rajeswaran commented on the appointment: “Tim has earned a tremendous reputation in our industry and we feel fortunate that he has chosen to work with us. As we have declared previously, to only work with people of the highest caliber, Tim’s appointment certainly meets the requirements of this corporate philosophy. The importance of first class engineering and design of our wells can’t be overstated. With Tim at the helm we are in very good hands to optimize the results from our upcoming wells.”

Negotiations are also progressing with drilling and testing suppliers and Sentry expect to make an announcement on final selection during the coming weeks.

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Sentry believes ATP 862 and ATP 864 have excellent potential for the exploration, appraisal and development of coal seam gas, and is targeting what it believes to be a potential 2,000 sq mile coal and shale gas deposit delineated within the permits at a depth of between 600 and 1,500 feet, ideal for development of coal seam gas.

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With a successful drilling and testing core hole campaign, Sentry plans to move quickly into an extended program to certify reserves.

Background

Sentry holds 100% working interest in both the conventional and coal seam gas rights for permits ATP 862 and ATP 864 in Queensland Australia. These two permits cover an area of approximately 5,600 sq miles of highly prospective acreage close to infrastructure and are surrounded by many of the world’s largest energy conglomerates. Analyses of publicly available exploration reports from a number of different well locations suggest a good quality, low rank coal across the ATP 862 and ATP 864 permit areas.

Cautionary Note: The Company cautions that the estimated quantities of coal and carbonaceous shale disclosed in this press release represent an estimate of the potential of the noted permit areas based strictly on a review of technical data that is publicly available and are not intended to be construed in any manner as an estimate of any classification of reserves. Further appraisal is required before any estimated classification of reserves can be compiled. The Company’s upcoming appraisal drilling campaign is being undertaken in order to build the necessary data to be able to compile an estimate of reserves and make a later determination as to whether any noted reserves can be produced economically. There is risk that our upcoming appraisal drilling campaign will not be able to confirm the Company’s findings from its review of publicly available technical data.

About Sentry Petroleum

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.